IAI MONEY MARKET FUND
                   (a series of IAI Investment Funds VI, Inc.)

                  PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS
                                September 8, 2000

      This proxy is being solicited on behalf of the Board of Directors of IAI Investment Funds VI, Inc. ("Company") and relates to the proposal with respect to the Company, on behalf of IAI Money Market Fund, a series of the Company ("Fund"). The undersigned appoints as proxies Keith Wirtz, Steven Lentz, Jill Stevenson and Kelly McNulty, and each of them (with power of substitution), to vote all the undersigned's shares in the Fund at the Special Meeting of Shareholders to be held at 1:00 p.m., Central Time at 601 Second Avenue South, Suite 3600, Minneapolis, Minnesota 55402, and any adjournment thereof
("Meeting"), with all the power the undersigned would have if personally present.

      The shares represented by this proxy will be voted as instructed. Unless indicated to the contrary, this proxy shall be deemed to grant authority to vote "FOR" the proposal specified below. This proxy also grants discretionary power to vote upon such other business as may properly come before the Meeting.

Your vote is important no matter how many shares you own. If you are not voting by phone or Internet, please sign and date this proxy below and return it promptly in the enclosed envelope.

To vote by touch-tone phone, please call [1-800-xxx-xxx] toll free. To vote by Internet, visit our website at WWW.PROXYVOTE.COM.

          TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                     [X] KEEP THIS PORTION FOR YOUR RECORDS

               DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD
                      IS VALID ONLY WHEN SIGNED AND DATED.

                              IAI MONEY MARKET FUND
                   (a series of IAI Investment Funds VI, Inc.)


Vote On Proposal                                       FOR    AGAINST   ABSTAIN

    To approve a proposed  Agreement and Plan          / /      / /        / /
    of    Reorganization    and   Termination
    ("Plan") between IAI Investment Funds VI,
    Inc.  ("IAI  VI),  on behalf of IAI Money
    Market Fund ("IAI Fund") and Money Market
    Obligations Trust, on behalf of Federated
    Automated Cash Management Trust, a mutual
    fund managed by a subsidiary of Federated
    Investors,   Inc.   ("Federated   Fund"),
    whereby the Federated  Fund would acquire
    all of the  assets  of the  IAI  Fund  in
    exchange solely for the Federated  Fund's
    shares, to be distributed pro rata by the
    IAI Fund to the holders of its shares, in
    complete  liquidation  of the IAI Fund. A
    vote in favor of the  Plan  also  will be
    considered   a  vote  in   favor   of  an
    amendment     to    the    Articles    of
    Incorporation of IAI Investment Funds VI,
    Inc., of which the IAI Fund is a series, required to effect the reorganization.

YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. IF YOU ARE NOT VOTING BY PHONE OR INTERNET, PLEASE SIGN AND DATE THIS PROXY BELOW AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

TO VOTE BY TOUCH-TONE PHONE, PLEASE CALL 1-[800-XXX-XXX] TOLL FREE. TO VOTE BY INTERNET, VISIT OUR WEBSITE AT WWW.PROXYVOTE.COM.

Please sign exactly as name appears hereon. If shares are held in the name of joint owners, at least one owner must sign. Attorneys-in-fact, executors, administrators, etc. should so indicate. If shareholder is a corporation or partnership, please sign in full corporate or partnership name by authorized person.

_________________________________________________ ______________________________
Signature (owner, trustee, custodian, etc.)       Date


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